                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                                  M-WAVE, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    554134108
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

                                  SCHEDULE 13G

CUSIP No. 554134108                                                       Page 2

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Asset Managers International Ltd
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          151,375
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            151,375
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     151,375
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 554134108                                                       Page 3

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Cape Investment Advisors, Ltd
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

  NUMBER OF         0
               -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER

BENEFICIALLY        151,375, all of which are held by Asset Managers
                    International Ltd ("AMI").  AMI is wholly owned by several
  OWNED BY          feeder funds and Cape Investment Advisors, Ltd ("Cape")
                    owns the only voting stock in AMI.  Pentagon
                    Capital Management Plc controls the investments of AMI.
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 151,375, all of which are held by AMI. AMI is wholly owned by several feeder funds and Cape owns the only voting stock in AMI. Pentagon Capital Management Plc controls the investments of AMI.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     151,375
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 554134108                                                       Page 4

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Pentagon Capital Management Plc
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     England and Wales
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

  NUMBER OF         0
               -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER

BENEFICIALLY        151,375 all of which are held by Asset Managers
                    International Ltd ("AMI").  AMI is wholly owned by several
  OWNED BY          feeder funds and Cape Investment Advisors, Ltd ("Cape")
                    owns the only voting stock in AMI.  Pentagon
                    Capital Management Plc controls the investments of AMI.
               -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER

   PERSON           0
               -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER

                    151,375, all of which are held by AMI. AMI is wholly owned by several feeder funds and Cape owns the only voting stock in AMI. Pentagon Capital Management Plc controls the investments of AMI.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     151,375
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 554134108                                                       Page 5

This statement is hereby amended and restated in its entirety as follows:

Item 1. Issuer.

      (a) The name of the issuer is M-Wave, Inc. (the "Issuer").

      (b) The address of the Issuer's principal executive office is 11533 Franklin Ave., Franklin Park, IL 60131.

Item 2. Reporting Person and Security.

      (a) Asset Managers International Ltd ("AMI") is an international business company incorporated under the laws of the British Virgin Islands. Pentagon Capital Management Plc ("PCM") is a company incorporated and registered in England and Wales with company number 03657659. Cape Investment Advisors, Ltd. ("Cape") is incorporated under the laws of Bermuda. AMI is wholly owned by several "feeder" funds and Cape owns the only voting stock in AMI. PCM is an investment adviser that controls the investments of AMI and the feeder funds. AMI, Cape and PCM are referred to herein as the "Reporting Persons."

      (b) The business address for each of the Reporting Persons is 1 Knightsbridge, London, SW1X 7LX. The registered office of AMI is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands. The registered office for PCM is at 1 Knightsbridge, London, SW1X 7LX. The registered office for Cape is Bermudiana Arcade 3rd Floor, 27 Queen Street, Hamilton HM11 Bermuda.

      (c) AMI was incorporated under the laws of the British Virgin Islands. PCM was incorporated under the laws of England and Wales. Cape was incorporated under the laws of Bermuda.

      (d) The title of the class of securities to which this statement relates is the common stock of the Issuer, par value $0.005 per share (the "Common Stock").

      (e) The CUSIP number is 554034108.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C.
78o).

      (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

                                  SCHEDULE 13G

CUSIP No. 554134108                                                       Page 6

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)
(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

      Not Applicable.

Item 4. Ownership.

                                  SCHEDULE 13G

CUSIP No. 554134108                                                      Page 7

      The right to vote and the right to dispose of shares beneficially owned by AMI described in this Item 4 are shared among all of the Reporting Persons.

      On December 7, 2006, the Issuer's board of directors approved a one-for-four reverse stock split and established a December 15, 2006 record date for the split (the "Stock Split").

      As of December 31, 2006, the Reporting Persons owned the following securities of the Issuer: AMI owned 151,375 shares of Common Stock, as adjusted for the Stock Split.

      Assuming that the Issuer had 1,763,150 shares outstanding on December 31, 2006, which is the number of shares reported by the Issuer as outstanding as of November 10, 2006 in its Quarterly Report on Form 10-QSB filed on November 13, 2006, as adjusted for the Stock Split, each of the individual Reporting Persons had, on December 31, 2006, beneficial ownership of 151,375 shares of Common Stock which represented 8.59% of the Common Stock outstanding.


Item 5. Ownership of Five Percent or Less of a Class.

      If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

      Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

      Not Applicable.

Item 8. Identification and Classification of Members of the Group.

      Not Applicable.

Item 9. Notice of Dissolution of Group.

      Not Applicable.

Item 10. Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP No. 554134108                                                      Page 8

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 1, 2007                       ASSET MANAGERS INTERNATIONAL LTD

                                             By:  /s/ William F. Maycock
                                                  ------------------------------
                                                  William F. Maycock
                                                  Its: Director


Dated: February 1, 2007                       CAPE INVESTMENT ADVISORS, LTD.

                                             By:  /s/ David Smith
                                                  ------------------------------
                                                  David Smith
                                                  Its: Director


Dated: January 31, 2007                       PENTAGON CAPITAL MANAGEMENT PLC

                                             By:  /s/ Lewis Chester
                                                  ------------------------------
                                                  Lewis Chester
                                                  Its: Authorized Signatory

                                  SCHEDULE 13G

CUSIP No. 554134108                                                      Page 9

                                  EXHIBIT INDEX

Exhibit A        Agreement of Joint Filing

                                  SCHEDULE 13G

CUSIP No. 554134108                                                      Page 10

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 a report on Schedule 13G, containing the information required by Schedule 13G, for shares of the common stock of M-Wave, Inc. beneficially owned by Asset Managers International Ltd, Cape Investment Advisors, Ltd. and Pentagon Capital Management Plc and such other holdings as may be reported therein.


Dated: February 1, 2007                       ASSET MANAGERS INTERNATIONAL LTD

                                             By:  /s/ William F. Maycock
                                                  ------------------------------
                                                  William F. Maycock
                                                  Its: Director


Dated: February 1, 2007                       CAPE INVESTMENT ADVISORS, LTD.

                                             By:  /s/ David Smith
                                                  ------------------------------
                                                  David Smith
                                                  Its: Director


Dated: January 31, 2007                       PENTAGON CAPITAL MANAGEMENT PLC

                                             By:  /s/ Lewis Chester
                                                  ------------------------------
                                                  Lewis Chester
                                                  Its: Authorized Signatory








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